Exhibit 99.1

News Release

For more information contact:

Bruno Guilmart

President and Chief Executive Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR ANNOUNCES RESTRUCTURING

HILLSBORO, Oregon – September 16, 2008 - Lattice Semiconductor Corporation (NASDAQ:LSCC) today announced that it has initiated a restructuring plan (“2008 restructuring plan”) to better align operating expenses with near-term revenue expectations and to more efficiently implement its product strategy.

In connection with this restructuring, headcount will be reduced by approximately 125 employees, representing approximately 14 percent of the Company’s workforce. The restructuring is expected to result in a quarterly reduction in operating expenses of approximately $4.5 million, commencing with the fourth quarter of this year. The Company expects to record a restructuring charge of severance and related costs, estimated to be in the range of approximately $3.3 million to $3.8 million in the third quarter of 2008 and approximately $0.4 million in the fourth quarter of 2008. The 2008 restructuring plan will be substantially completed in the fourth quarter of 2008.

“Lattice is committed to delivering improved operating results and our restructuring is a key first element in our achieving that objective,” stated Bruno Guilmart, Lattice’s Chief Executive Officer. “We have also taken steps to reorganize our business to ensure that we can more effectively develop and timely deliver programmable logic solutions to meet our customers’ evolving demands.”

About Lattice Semiconductor

Lattice Semiconductor Corporation provides the industry’s broadest range of Programmable Logic Devices (PLD), including Field Programmable Gate Arrays (FPGA), Complex Programmable Logic Devices (CPLD), Mixed-Signal Power Management and Clock Generation Devices, and industry-leading SERDES products.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com.

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the better alignment of the Company’s operating expenses with near-term revenue expectations, more efficient implementation of the Company’s product strategy, estimates regarding the reduction of approximately 125 employees representing approximately 14 percent of the Company’s workforce, quarterly cost savings of approximately $4.5 million, the timing of that cost savings, estimates regarding the restructuring charge of $3.3 million to $3.8 million in the third quarter and approximately $0.4 million in the fourth quarter, the timing of the completion of the restructuring, the improvement of operating results, and the reorganization of the Company’s business to more effectively and timely deliver solutions. Investors are cautioned that forward-looking statements involve risks and uncertainties, including business and industry developments and those other risk factors detailed in the Company’s Securities and Exchange Commission filings, that may cause the Company’s actual results to differ materially from those anticipated in the forward-looking statements.

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.